                                                                    EXHIBIT 99.1

                                   TEFRON LTD.
                                  P.O. BOX 1365
                              MISGAV, 20179, ISRAEL

                                                                      [  ], 2010

To holders of ordinary shares of Tefron Ltd.:

     Enclosed are the prospectus and other materials relating to a Rights
Offering by Tefron Ltd. Please carefully review the prospectus, which describes how you can participate in the Rights Offering. You will be able to exercise your subscription rights to purchase additional ordinary shares only during a limited period. You will find answers to some frequently asked questions about the Rights Offering beginning on page [ ] of the prospectus. You should also refer to the detailed Instructions as to Use of Subscription Certificates, which is attached to this letter. After you have exercised your subscription rights, you may not revoke that exercise.

     The following is a summary of the terms of the Rights Offering:

     o    You will receive one transferable subscription right for each 1.3429 ordinary shares you hold of record at the close of business on
          [_________], 2010 (the "Record Date"). If you hold one ordinary share, you will not receive any rights. Your rights will be aggregated for all the shares that you own on the Record Date and then rounded down to the nearest whole number, so that you will not receive fractional rights.

     o    You may purchase one ordinary share, par value NIS 10.0 of Tefron Ltd.
          for each whole subscription right you receive at a subscription price of $3.8 per share.

     o    The Rights Offering will expire at 5:00 p.m., Eastern Time, on
          [_____], 2010. If you do not exercise your subscription rights before that time, they will expire and will have no monetary value. You may revoke your exercise of your subscription rights at any time prior to the expiration of the Rights Offering.

     o    If your ordinary shares are held in the name of a bank, dealer or other nominee, you must contact your bank, dealer or other nominee if you wish to participate in the Rights Offering.

     If you have any questions concerning the Rights Offering, please feel free to contact The Altman Group, Inc. at 877-896-3194.

                                                        Very truly yours,

                                                        TEFRON LTD.